Exhibit 10.3

BINDING TERM SHEET FOR THE REPURCHASE

OF CLASS A PREFERRED STOCK

This Binding Term Sheet , by and among Trade Street Residential, Inc. (the “Company”), BCOM Real Estate Fund Liquidating Trust (the “BCOM”) and BREF/BUSF Millenia Associates, LLC (“BREF” and together with BCOM, the “Trusts”), sets forth the terms of the repurchase by the Company (the “Transaction”) of 309,130 shares of the Company’s Class A preferred stock, liquidating preference $100.00 per share (the “Preferred Shares”), owned by the Trusts.

The aggregate value of the Preferred Shares that is assumed for purposes of this Binding Term Sheet is set forth on Exhibit A hereto. The final values are subject to adjustment as set forth below under the heading “Final Determinations of Value.”

Agreed Upon Values	The parties hereby agree that the values of the properties known as “Maitland,” “Millenia,” “Midlothian” and “Venetian” (together, the “Properties”) are as set forth on Exhibit A hereto, subject to adjustment of the value of Venetian as contemplated below under the heading “Final Determinations of Value.”

Terms of Class A Preferred Stock Purchase	The Company will, subject to the terms and conditions of this Term Sheet, repurchase from the Trusts 100% of the outstanding Preferred Shares for a cash payment of $13,817,498, which represents 2,010,932 shares of Common Stock multiplied by $6.87, which represents an 8.5% discount to the 10-day volume weighed average price of the Common Stock as of February 21, 2014 (the “VWAP”). A Bloomberg “screen shot” of the VWAP is set forth as Exhibit B hereto. Promptly after execution of this Binding Term Sheet, $6,908,749 (representing 50% of the cash payment) (the “Escrowed Amount”) shall be paid by the Company into an escrow account with an escrow agent selected by the Company. The Escrowed Amount will be released to the Trusts from the escrow account upon satisfaction of the conditions set forth below under the heading “Conditions”.

Adjusted Liquidation Preference Calculation	Promptly after the date of this Binding Term Sheet (but no later 5:00 PM Eastern Time on March 3, 2014), the parties shall mutually agree on the “Adjusted Liquidation Preference Calculation” set forth on Exhibit A hereto.

Final Determinations of Value	The Company has previously engaged Jones Lang LaSalle in January 2014 to prepare a Broker’s Opinion of Value (which is set forth as Exhibit C hereto) with respect to the Maitland, Millenia and Midlothian properties (the “JLL Values”). In addition, the Company has estimated the value of the Venetian property for the purpose of calculating the “Numerator” of the Adjusted Liquidation Preference Calculation as set forth on Exhibit A hereto (together with the JLL Values, the “Initial Numerator Valuation”). Promptly after the date hereof, the Trusts shall engage a third party real estate broker to deliver a broker’s opinion of value of the Properties (the “Second Numerator Valuation”). Subject to the immediately following sentence, the values of the Properties as set forth on Exhibit A hereto shall be revised to equal the arithmetic mean of the Initial Numerator Valuation and the Second Numerator Valuation (the “Average Numerator Valuation”). If the Average Numerator Valuation is greater or lower than the Initial Numerator Valuation by in excess of 10% of the Initial Numerator Valuation, then the Trusts and the Company shall reasonably agree on a third real estate broker (which broker shall not be Jones Lang LaSalle or the broker that conducted the Second Valuation) to conduct a third broker’s opinion of value of the Properties (the “Third Numerator Valuation”). The Third Numerator Valuation shall be binding upon the Trusts and the Company and shall be the final valuation of the Properties for purposes of determining the Adjusted Liquidation Preference Calculation for the purposes of this Binding Term Sheet and the agreements contemplated hereby.

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Conditions	The obligations of the Company and the Trusts under this Binding Term Sheet are conditioned solely upon satisfaction or waiver of the following conditions: (i) approval of the Transaction by the Company’s Board of Directors, (ii) the Company’s receipt of all necessary consents and approvals from the lenders under the Company’s secured credit facility, (iii) the determination of the final valuation of the Properties for purposes of this Binding Term Sheet, as contemplated under the heading “Final Determinations of Value,” which values shall not be greater or lower than the Initial Numerator Valuation by in excess of 25% of the Initial Numerator Valuation.

Mutual Release	Each of Trusts and the Company shall mutually release each other, their respective officers, directors, trustees and advisers from all claims, complaints and causes of action they may have against any such party.

Definitive Agreement	No later than 45 days from the date of this Binding Term Sheet, the parties shall execute and deliver a definitive agreement in form and substance mutually acceptable to the parties, but such definitive agreement shall not contain any term that is inconsistent with the provisions of this Binding Term Sheet. The definitive agreement shall contain customary representations and warranties of the parties. Any definitive agreement shall be governed by the laws of the State of Maryland and shall contain a forum selection clause requiring that any dispute be resolved in federal or state court sitting in Baltimore, Maryland.

Closing; Payment	The closing of the Transaction (the “Closing”) shall occur substantially concurrently with the execution of the definitive agreement. At closing, the Escrowed Amount shall be released to the Trusts and the remaining 50% of the purchase price shall be payable by the Company at Closing by wire transfer of immediately available funds to the account(s) designated by the Trusts.

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Expenses	The parties to this Binding Term Sheet shall be responsible for their own costs and expenses, including the costs of legal, accounting or financial advisors or consultants engaged in connection with the Transaction contemplated by this Binding Term Sheet.

Further Assurances	Each of the Company and the Trusts shall use their reasonable best efforts to take, or cause to be taken, all appropriate action and all things reasonably necessary to consummate and make effective the Transaction contemplated by this Binding Term Sheet. If, at any time after the date of this Binding Term Sheet, any further action is necessary to carry out the purpose of this Binding Term Sheet, the parties will take or cause to be taken all such necessary or appropriate actions and shall bear their own cost of any such actions.

Notwithstanding the requirement to execute a definitive agreement as set forth herein, the parties hereto acknowledge and agree that this Binding Term Sheet is intended to be the binding obligation of the parties, enforceable against them in accordance with its terms.

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The parties have executed and delivered this Binding Term Sheet as of February 23, 2014.

Trade Street Residential, Inc.

By:	/s/ Richard Ross
Name:	Richard Ross
Title:	Chief Financial Officer

BCOM Real Estate Fund Liquidating Trust

By:	/s/ Michael Fellner
Name:	Michael Fellner
Title:	Trustee

BREF/BUSF Millenia Associates, LLC

By:	/s/ Michael Fellner
Name:	Michael Fellner
Title:	Trustee

[Signature Page to Binding Term Sheet]

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